EXHIBIT 23.1

CONSENT OF GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axesstel, Inc.

San Diego, California

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 18, 2004, except for the restatement as described in Note 2 which is as of September 30, 2004, relating to the consolidated financial statements of Axesstel, Inc., for the year ended December 31, 2003, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ Gumbiner, Savett, Finkel, Fingleson & Rose, Inc.

GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.

Santa Monica, California

October 13, 2004